SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                             FORM 8-K


        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934




 Date of Report (Date of earliest event reported):  July 29, 1998



                 NATIONAL AFFILIATED CORPORATION
     (Exact name of registrant as specified in its charter)




Louisiana                       000-13538                         72-0947819

(State or other jurisdiction
of incorporation)          (Commission File Number)          (I.R.S. Employer
                                                           Identification No.)


7228 England Drive, Ste 24
Alexandria, Louisiana
(Address of principal executive offices)

71303
(Zip Code)




Registrant's telephone number, including area code:  (800) 673-2220




Item 4.  Changes in Registrant's Certifying Accountant

     Following the resignation on July 1, 1998, of Johnson Lambert & Co. ("JL&Co"), Certified Public Accountants, as the independent public accountants that was engaged on February 27, 1998, to perform an audit of the consolidated financial statements of National Affiliated Corporation ("NAC") and subsidiaries for the year ended December 31, 1997, for which no report was issued by JL&Co., the Audit Committee of NAC recommended and by the Board of Directors approved, and NAC retained Eubank & Betts, PLLC ("E&B") on July 29, 1998, to perform such audit. Prior to the engagement, members of the Audit Committee and T. Brent Chapel on behalf of NAC as well as JL&Co consulted with E&B regarding the concerns of JL&Co that were expressed in the Form 8-K filed by NAC with the Commission on July 9, 1998, as follows:

(A)  Internal Control:

     The Audit Committee of NAC was advised by JL&Co that, in its opinion, internal controls necessary for NAC to develop reliable financial statements do not exist. JL&Co has identified what JL&Co believes to be at least two material weaknesses in internal control which resulted in this conclusion. Such material weaknesses related to lack of appropriate segregation of duties and inadequate corporate governance.

     JL&Co, members of the Audit Committee and T. Brent Chapel discussed this matter with a representative of E&B. Furthermore, NAC fully authorized JL&Co to discuss this matter with E&B, without limitation. As of the date of this Report, E&B has not obtained sufficient information or completed sufficient audit procedures to determine whether there was such material weaknesses in internal control to prevent development of reliable financial statements.

(B)  Matters Which Would Prevent JL&Co From Issuing an Unqualified Opinion:

     (i) The Audit Committee of NAC was advised by JL&Co that it had identified what JL&Co believed to be material errors in the accounting for certain debentures issued by NAC which, if not adjusted, would have resulted in the modification of the opinion of JL&Co on the consolidated financial statements of NAC for the year ended December 31, 1997. JL&Co further notified the Audit Committee of NAC that such errors may also affect the previous reported quarterly consolidated financial information of NAC and its subsidiaries.

     JL&Co, members of the Audit Committee and T. Brent Chapel discussed this matter with a representative of E&B. Furthermore, NAC fully authorized JL&Co to discuss this matter with E&B, without limitation. As of the date of this Report, E&B has not completed sufficient audit procedures to determine whether there was such material errors in the accounting for certain debentures.

     (ii) The Audit Committee of NAC was advised by JL&Co that it encountered certain difficulties in obtaining competent sufficient evidential matter in performing the audit of NAC and its subsidiaries including difficulties in obtaining independent confirmation of the ownership and/or existence of material amounts of assets and liabilities and related activity from outside counter parties not affiliated with NAC. Such matters were not satisfactorily resolved prior to the resignation of JL&Co. If such matters were not satisfactorily resolved, JL&Co has indicated that its opinion on the consolidated financial statements of NAC for the year ended December 31, 1997 would have been modified.

     JL&Co, members of the Audit Committee and T. Brent Chapel discussed this matter with a representative of E&B. Furthermore, NAC fully authorized JL&Co to discuss this matter with E&B, without limitation. As of the date of this Report, E&B has not commenced audit procedures to determine whether any significant difficulties will be encountered in obtaining competent sufficient evidential matter in performing the audit of NAC and its subsidiaries including independent confirmation of the ownership and/or existence of material amounts of assets and liabilities and related activity from outside counter parties not affiliated with NAC.

     (iii) The Audit Committee of NAC was advised by JL&Co that the material weaknesses in internal control described above are of such a pervasive nature that JL&Co has concluded that even if other outstanding and unresolved audit issues were satisfactorily resolved, JL&Co would have been required to disclaim an opinion as to the fair presentation of the financial statements. JL&Co indicated that in its opinion, the pervasiveness and serious nature of the material weaknesses make it impossible for JL&Co to conclude as to the completeness of the financial statements.

     JL&Co, members of the Audit Committee and T. Brent Chapel discussed this matter with a representative of E&B. Furthermore, NAC fully authorized JL&Co to discuss this matter with E&B, without limitation. As of the date of this Report, E&B has not obtained sufficient information or completed sufficient audit procedures to determine whether there was material weaknesses in internal control and if such material weaknesses in internal control do exist the pervasiveness thereof and effect if any upon the ability of E&B to express an opinion regarding the fair presentation and completeness of the financial statements.

     (iii) The Audit Committee of NAC was been advised by JL&Co that although its audit of NAC for the year ended December 31, 1997 was not completed, JL&Co has identified certain conditions that raise substantial doubt about the ability of NAC to continue as a going concern. Because the audit by JL&Co was not completed prior to its resignation, JL&Co did not evaluate mitigating circumstances, if any, that may have alleviated this doubt.

     JL&Co, members of the Audit Committee and T. Brent Chapel discussed this matter with a representative of E&B. Furthermore, NAC fully authorized JL&Co to discuss this matter with E&B, without limitation. As of the date of this Report, E&B has not commenced audit procedures to determine and identify the conditions identified by JL&Co that raise substantial doubt about the ability of NAC to continue as a going concern.

Item 7.  Financial Statements and Exhibits

     (a)  Financial statements of business acquired.

     Not applicable.

     (b)  Pro forma financial information.

     Not applicable.

     (c)  Exhibits.

     None

                    SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      NATIONAL AFFILIATED CORPORATION
                                                 (Registrant)


                                     By:     T. Brent Chapel
                                     Chief Financial Officer

Date: July 28, 1998